CONSOLIDATED WATER CO. LTD. FIRST QUARTER EARNINGS MORE THAN DOUBLE ON 53% REVENUE INCREASE

GEORGE TOWN, Grand Cayman, Cayman Islands (May 9, 2006). Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where naturally occurring supplies of potable water are scarce or nonexistent, today reported record revenues and earnings for the first quarter of 2006.

(Note: All per-share amounts in this press release are adjusted for a 2-for-1 stock split distributed to shareholders August 25, 2005.)

For the quarter ended March 31, 2006, total revenue increased 52.6% to approximately $9.2 million, compared with approximately $6.1 million in the first quarter of 2005. Net income increased 124% to $3,078,011, or $0.24 per diluted share, versus $1,374,051, or $0.115 per diluted share, in the quarter ended March 31, 2005. The weighted average number of fully diluted shares outstanding during the most recent quarter totaled 12,599,001, versus 11,919,516 in the year-earlier quarter.

Retail water sales increased 61.4% to approximately $5.1 million in the first quarter of 2006, compared with approximately $3.1 million in the corresponding period of the previous year. Bulk water sales rose 39.1% to approximately $3.7 million, versus approximately $2.7 million in prior-year quarter. Revenue from services increased 91.2% to $440,560 in the most recent quarter, compared with $230,456 million in the quarter ended March 31, 2005.

Gross margin on Retail sales improved to 71.3% in the quarter ended March 31, 2006, versus 59.9% in the first quarter of 2005, while the gross margin on Bulk sales expanded to 22.2%, compared with 16.2% in the prior-year period.

“Retail water sales in the Grand Cayman market have recovered dramatically during the past year, as the island recovered from the damage wrought by Hurricane Ivan in September 2004,” stated Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “Additional demand has resulted from the opening of the Ritz Carlton Hotel and Golf Course and several new condominium projects in the Seven Mile Beach service area, along with the re-seeding of other golf courses on Grand Cayman Island. An increase of 39.1% in our Bulk water sales during the first quarter reflects higher demand from The Water and Sewerage Corporation of The Bahamas and from Water Authority – Cayman, our two largest bulk water customers. Service revenues also rose from the prior-year period, as we generated additional engineering fees for work on a new water plant on Tortola in the British Virgin Islands.”

“We are currently evaluating whether Consolidated needs to expand production capacity in Grand Cayman before next year’s ‘high’ tourist season (December 2006-April 2007),” continued McTaggart. “Meanwhile, Phase 2 of the construction of the Blue Hills water desalination plant in Nassau, The Bahamas, is nearing completion, and we expect to begin delivering additional water to our customer, the Water and Sewerage Corporation of the Bahamas, later this month. We have made excellent progress in resolving the membrane fouling issue that has plagued our Windsor plant in Nassau. Water production at the plant has been restored to near design-rated capacity, and we are no longer subject to the production shortfall penalties that impacted our operating results during much of last year.”

The Company will host a conference call at 11:30 a.m. EDT on Thursday, May 11, 2006. Shareholders and other interested parties may participate in the conference call by dialing 877-692-2591 (international/local participants dial 973-582-2845) and referencing the ID code 7348213, a few minutes before 11:30 a.m. EDT on May 11, 2006. A replay of the conference call will be available two hours after the completion of the conference call from May 11, 2006 until May 18, 2006 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 7348213.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, The British Virgin Islands, Barbados, Belize and The Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)

	March 31,	December 31, 2005
	2006 (unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$4,819,995	$11,955,589
Accounts receivable	7,903,924	5,659,975
Inventory	2,565,097	2,032,209
Prepaid expenses and other current assets	611,721	858,870
Current portion of loans receivable	730,495	669,855

Total current assets	16,631,232	21,176,498
Loans receivable, including $1,600,000 due from affiliate	3,850,750	2,436,702
Property, plant and equipment, net	32,240,180	32,667,615
Construction in progress, including interest of $562,500 and $375,000 in 2006 and 2005, respectively	19,150,771	12,172,402
Other assets	506,299	534,368
Investments in affiliates	11,109,005	11,317,731
Intangible assets	4,264,812	4,491,501
Goodwill	3,568,374	3,568,374

Total assets	$91,321,423	$88,365,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	$865,131	$828,709
Accounts payable and other current liabilities	3,919,532	3,939,538
Current portion of long term debt	3,472,330	3,472,330

Total current liabilities	8,256,993	8,240,577
Long term debt, including Series A bond issue of $10,000,000	18,562,063	19,378,212
Security deposits and other liabilities	483,617	349,628
Minority interest in Waterfields Company Limited	825,910	833,695

Total liabilities	28,128,583	28,802,112

Stockholders’ equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 32,304 shares at March 31, 2006 and December 31, 2005	19,382	19,382
Class A common stock, $0.60 par value. Authorized 19,680,000 shares; issued and outstanding 12,379,269 shares at March 31, 2006 and 12,181,778 shares at December 31, 2005	7,427,562	7,309,066
Class B common stock, $0.60 par value. Authorized 120,000 shares	—	—
Stock and options earned but not issued	66,377	28,802
Additional paid-in capital	36,478,128	35,338,235
Retained earnings	19,201,391	16,867,594

Total stockholders’ equity	63,192,840	59,563,079

Total liabilities and stockholders’ equity	$91,321,423	$88,365,191

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Expressed in United States Dollars)

	Three Months Ended March 31,
	2006	2005
Retail water sales	$5,054,149	$3,131,728
Bulk water sales	3,748,855	2,695,301
Service revenue	440,560	230,456

Total revenue	9,243,564	6,057,485

Retail cost of sales	(1,449,393)	(1,255,117)
Bulk cost of sales	(2,917,097)	(2,259,324)
Service cost of sales	(103,726)	(145,184)

Total cost of sales	(4,470,216)	(3,659,625)

Gross profit	4,773,348	2,397,860
General and administrative expenses	(2,123,795)	(1,423,803)

Income from operations	2,649,553	974,057

Other income (expense):
Interest income	28,705	14,317
Interest expense	(214,972)	(186,674)
Other income	198,281	196,469
Equity in earnings of affiliate	415,989	354,408

Other income, net	428,003	378,520

Income before income taxes and minority interest	3,077,556	1,352,577
Income tax benefit (expense)	(7,330)	23,399
Minority interest recovery (expense)	7,785	(1,925)

Net income	$3,078,011	$1,374,051

Basic earnings per common share	$0.25	$0.12

Diluted earnings per common share	$0.24	$0.115

Dividends declared per common share	$0.06	$0.0575

Weighted average number of common shares used in the determination of:
Basic earnings per share	12,216,870	11,552,116

Diluted earnings per share	12,599,001	11,919,516

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Expressed in United States Dollars)

	Three Months Ended March 31,
	2006	2005
Net cash flows provided by operating activities	$1,073,669	$989,300

Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	(406,452)	(571,047)
Construction in progress	(7,623,980)	(951,044)
Distribution of income from affiliate	757,500	—
Loan to affiliate	(800,000)	—
Collections of loans receivable	222,312	278,456

Net cash used in investing activities	(7,850,620)	(1,243,635)

Cash flows provided by (used in) financing activities
Dividends paid	(707,792)	(662,905)
Proceeds from issuance of preferred stock	—	1,143,468
Proceeds from exercise of stock options	1,165,298	—
Principal repayments of long term debt	(816,149)	(813,556)

Net cash used in financing activities	(358,643)	(332,993)

Net decrease in cash and cash equivalents	(7,135,594)	(587,328)
Cash and cash equivalents at beginning of period	11,955,589	9,216,908

Cash and cash equivalents at end of period	$4,819,995	$8,629,580

Interest paid in cash	$196,881	$161,037

Interest received in cash	$19,660	$15,804